Exhibit 99.1

For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Record Third Quarter 2007 Financial Results

•	Revenues up 42% to $85.2 million
•	Organic revenue growth for the quarter of 15%
•	Operating income up 71% to $6.3 million
•	Operating margin increases to 7.4%
•	Third quarter EPS up 39% to $0.25
•	Third quarter awards $99 million

RESTON, Va. -- BUSINESS WIRE – October 30, 2007 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the third quarter 2007.   The table below is a summary of our financial results:

	Q3: 2007	9M: 2007
Revenues	$85.2 million	$216.2 million
Operating income	$6.3 million	$15.8 million
Operating margin	7.4%	7.3%
Net income	$3.3 million	$9.2 million
Diluted EPS (GAAP)	$0.25	$0.68

Reported Results
For the third quarter of 2007, NCI reported record revenues of $85.2 million compared to $59.9 million for the third quarter of 2006. This represents a growth rate of 42% and an organic growth rate of 15%. Operating income for the third quarter of 2007 was $6.3 million, compared to $3.7 million for the third quarter of 2006. Operating margin of 7.4% for the third quarter of 2007 compares with an operating margin of 6.2% for the same period in 2006.  Net income for the third quarter was $3.3 million, compared to $2.4 million for the same period in 2006. Diluted earnings per share for the third quarter was $0.25 per share, compared to $0.18 per share for the comparable period in 2006. The effective tax rate for the third quarter of 2007 was approximately 39.5%. Diluted shares outstanding for both the third quarters of 2007 and 2006 were approximately 13.5 million.

For the first nine months of 2007, NCI reported revenues of $216.2 million, compared to $153.8 million for first nine months of 2006. Operating income for the first nine months of 2007 was $15.8 million, or an operating margin of 7.3%, compared to $9.5 million, or an operating margin of 6.2%, for the first nine months of 2006. Net income for the first nine months of 2007 was $9.2 million, compared to $6.1 million for the same period in 2006. Diluted earnings per share for the first nine months of 2007 was $0.68 per share, compared to $0.45 per share for the comparable period in 2006. Diluted shares outstanding for both the first nine months of 2007 and 2006 were approximately 13.5 million shares.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to report another solid quarter of improvements in our revenue, operating margin and profitability. As we finish out the remainder of 2007, we continue to progress on target with the expectations previously outlined.  Moreover, we have an exceptional portfolio of multi-year contracts and believe that we are well positioned in our markets and with our customers as we head into 2008.”

Business Highlights
NCI’s President and COO, Terry Glasgow, stated, “We are very pleased with our third quarter results as we continue to focus on our business development efforts and driving organic growth.  During the quarter we had an expansion of our customer base and won several key contracts.  In particular, NCI was awarded the General Services Administration’s Alliant contract, which brings the total ceiling value for our multi-year, government-wide contracts to $86 billion. Finally, we made tremendous progress integrating our second quarter acquisition of Karta Technologies, Inc. into our operations.”

Key Metrics
NCI reported total backlog for the third quarter of 2007 of $722 million, of which $157 million was funded backlog. This compares to total backlog of $600 million at the end of the third quarter of 2006, including $93 million in funded backlog. During the third quarter of 2007, approximately 82% of revenue was from prime contracts. Time-and-materials contracts accounted for 37% of revenue, cost-plus contracts accounted for 28%, and fixed-price contracts accounted for 35% of revenue for the third quarter of 2007. Our customer mix for the third quarter of 2007 reflects approximately 82% from the Department of Defense and Intelligence customers and approximately 17% from federal civilian agencies. Days sales outstanding in accounts receivable, or DSO, for the quarter was 92 days.

Outlook
The table below summarizes the guidance ranges for the fourth quarter of 2007 and guidance for the full year 2007.  Earnings per share data are based on an effective tax rate of approximately 39.5%.  This outlook does not reflect the impact of any future acquisitions.

	4th Quarter 2007	Full Year 2007
Revenue	$79 million - $84 million	$295 million - $300 million
Diluted Earnings Per Share	$0.22 - $0.25	$0.90 - $0.93

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. ET, to discuss third quarter 2007 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international).  The confirmation code for the live call is 9632144.  The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning around 7 p.m. today and will remain available for a two-week period.  To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international).  The confirmation code for the replay is 9632144.  A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology services and solutions to U.S. federal government agencies. As an ISO 9001:2000 certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives including network engineering; information assurance, systems engineering and integration, enterprise systems management, design engineering and software development, and eLearning.  Headquartered in Reston, Virginia, NCI has approximately 1,900 employees and 75 locations.   For more information, visit our Web site at www.nciinc.com, or e-mail mcrystal@nciinc.com.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control.  Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate Operational Technologies Services, Inc., Karta Technologies, Inc. and future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2006, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenue	$85,208	$59,895	$216,203	$153,786

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	73,841	52,221	187,587	132,786
General and administrative expense	4,063	3,325	10,722	9,519
Depreciation and amortization	465	422	1,191	1,238
Amortization of intangible assets	516	238	916	726
Total operating costs and expenses	78,885	56,206	200,416	144,269

Operating income	6,323	3,689	15,787	9,517
Interest income	103	259	458	584
Interest expense	(901)	(22)	(984)	(67)

Income before income taxes	5,525	3,926	15,261	10,034
Income tax expense	2,185	1,512	6,028	3,903
Net income	$3,340	$2,414	$9,233	$6,131

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,331	13,328	13,329	13,328

Net income per share	$0.25	$0.18	$0.69	$0.46

Diluted:

Weighted average shares and equivalent shares outstanding	13,547	13,450	13,526	13,485

Net income per share	$0.25	$0.18	$0.68	$0.45

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	September 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15	$13,930
Accounts receivable, net	85,159	65,841
Deferred tax assets	2,244	1,678
Prepaid expenses and other current assets	1,202	1,280
Total current assets	88,620	82,729

Property and equipment, net	5,047	4,925
Other assets	855	785
Deferred tax assets, net	328	552
Intangible assets, net	5,892	381
Goodwill	75,136	17,427
Total assets	$175,878	$106,799

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,170	$22,712
Accrued salaries and benefits	13,376	9,036
Other accrued expenses/liabilities	6,403	3,402
Deferred revenue	1,707	1,259
Total current liabilities	45,656	36,409

Line of credit	50,500	—
Other liabilities	90	168
Deferred rent	3,249	3,636
Total liabilities	99,495	40,213

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 7,051,442 shares issued and outstanding as of September 30, 2007 and 7,027,760 shares issued and outstanding as of December 31, 2006	134	134
Class B common stock, $0.019 par value—12,500,000 shares authorized; 6,300,000 shares issued and outstanding	120	120
Additional paid-in capital	57,979	57,580
Deferred compensation	(342)	(507)
Retained earnings	18,492	9,259
Total stockholders’ equity	76,383	66,586
Total liabilities and stockholders’ equity	$175,878	$106,799

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Nine months ended September 30,
	2007	2006
Cash flows from operating activities
Net income	$9,233	$6,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,107	1,964
Gain on sale and disposal of property and equipment	(4)	(3)
Non-cash stock compensation expense	281	97
Deferred income taxes	(341)	2,131
Changes in operating assets and liabilities:
Accounts receivable, net	(2,441)	(7,883)
Prepaid expenses and other assets	424	(748)
Accounts payable	(1,638)	9,722
Accrued expenses/other current liabilities	2,386	1,544
Deferred rent	(352)	(319)
Net cash provided by operating activities	9,655	12,636

Cash flows from investing activities
Purchase of property and equipment	(684)	(273)
Proceeds from sale of property and equipment	4	6
Cash paid for acquisitions, net of cash received	(73,500)	—
Net cash used in investing activities	(74,180)	(267)

Cash flows from financing activities
Proceeds from line of credit, net	50,500	—
Principal payments under capital lease obligations	(173)	(227)
Proceeds from exercise of stock options	202	—
Excess tax deductions from stock options	81	—
Distributions to stockholders	—	(5,866)
Net cash provided by (used in) financing activities	50,610	(6,093)

Net change in cash and cash equivalents	(13,915)	6,276
Cash and cash equivalents, beginning of year	13,930	12,323
Cash and cash equivalents, end of period	$15	$18,599

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$984	$67
Income taxes	$6,607	$26

Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$2	$181

###